Exhibit 99.1

Fresh Del Monte Produce Announces Second Quarter 2011 Financial Results

CORAL GABLES, Fla.--(BUSINESS WIRE)--August 2, 2011--Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the quarter ended July 1, 2011. The Company reported earnings per diluted share of $0.59 in the second quarter of 2011, compared with earnings per diluted share of $0.34 in the second quarter of 2010. Excluding asset impairment and other charges, the Company reported earnings per diluted share of $0.77 for the second quarter of 2011 compared with earnings per diluted share of $0.85 in the second quarter of 2010. Asset impairment and other charges for the quarter totaled $11.1 million, or $0.18 per diluted share, primarily associated with further rationalization of the Company’s melon operations. Asset impairment and other charges totaled $31.5 million, or $0.51 per diluted share, for the second quarter of 2010.

“We were pleased to deliver solid growth in net sales and operating income during the second quarter, despite a number of external challenges,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and Chief Executive Officer. “A depressed fresh produce market in Europe characterized by significantly lower banana and pineapple selling prices during the month of June, along with substantially higher fuel costs and continued competitive pressure in our melon business collectively impacted our financial results. During the quarter, we worked aggressively to restructure our melon program, a move which enables us to shift resources to our new, well-received specialty melon program. We continue to maintain our position of having one of the strongest balance sheets and net-asset rich companies in the industry with a focus on seeking opportunities that will deliver improved performance and shareholder value over the long-term.”

Net sales for the second quarter of 2011 increased $39.7 million to $1.04 billion, compared with $1.00 billion in the prior year’s second quarter. The increase in net sales was due to higher selling prices in all the Company’s business segments.

Gross profit for the quarter increased $12.2 million to $103.7 million, compared with gross profit of $91.5 million in the second quarter of 2010, excluding other charges of $0.8 million in the second quarter of 2011 and other charges of $8.5 million in the second quarter of 2010. The increase in gross profit for the quarter was primarily driven by higher worldwide sales. However, gross profit was negatively impacted by significantly lower banana and pineapple selling prices in Europe in June, along with substantially higher fuel costs and unfavorable exchange rates in several producing countries.

Operating income for the quarter increased $4.4 million to $56.0 million, compared with $51.6 million in the prior year’s second quarter, excluding asset impairment and other charges of $11.1 million in the second quarter of 2011, and asset impairment and other charges of $31.5 million in the second quarter of 2010. The improvement in operating income was attributable to the increase in gross profit, partially offset by higher selling, general and administrative expenses.

Net income for the quarter decreased $6.3 million to $46.3 million, compared with net income of $52.6 million in the second quarter of 2010, excluding asset impairment and other charges of $11.1 million in the second quarter of 2011, and asset impairment and other charges of $31.5 million in the second quarter of 2010. The decrease in net income was the result of increased income taxes, partially offset by the increase in operating income and lower interest expense.

Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Six months ended
Income Statement:	July 1,	July 2,	July 1,	July 2,
	2011	2010	2011	2010
Net sales	$1,039.7	$1,000.0	$2,013.7	$1,943.1
Cost of products sold	936.0	908.5	1,787.2	1,752.8
Other charges (1)	0.8	8.5	0.8	9.5
Gross profit	102.9	83.0	225.7	180.8

Selling, general and administrative expenses	48.4	43.0	94.5	85.0
Gain on sales of property, plant and equipment	0.7	3.1	0.8	3.4
Asset impairment and other charges (2)	10.3	23.0	12.2	24.0
Operating income	44.9	20.1	119.8	75.2

Interest expense, net	1.3	2.8	3.3	6.0
Other expense, net	0.4	0.6	3.4	9.6

Income before income taxes	43.2	16.7	113.1	59.6

Provision for (benefit from) income taxes	6.4	(4.5)	20.3	1.5
Net income	$36.8	$21.2	$92.8	$58.1

Less: Net income attributable to noncontrolling interests	1.6	0.1	2.4	0.8
Net income attributable to Fresh Del Monte Produce Inc.	$35.2	$21.1	$90.4	$57.3

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.59	$0.34	$1.53	$0.91

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.59	$0.34	$1.52	$0.91

Dividends declared per ordinary share	$0.05	$-	$0.10	$-

Weighted average number of ordinary shares:
Basic	59,562,202	61,880,666	59,202,865	62,727,426
Diluted	59,887,929	62,048,263	59,579,250	62,883,663

Selected Income Statement Data:
Depreciation and amortization	$17.9	$19.8	$36.8	$39.7

Non-GAAP Measures:
Reported net income per share - Diluted	$0.59	$0.34	$1.52	$0.91
Other charges (1)	0.01	0.14	0.01	0.15
Asset impairment and other charges (2)	0.17	0.37	0.20	0.38
Adjusted net income per share - Diluted (3)	$0.77	$0.85	$1.73	$1.44

(1) Other charges for the second quarter and first six months of 2011 related to the write-off of inventory in our Costa Rica and Guatemala melon farms as a result of the melon program rationalization. Other charges for the second quarter of 2010 related principally to exit activities in Brazil and the write-off of inventory and other costs as a result of damage caused by floods in our Guatemala banana farms. Other charges for the first six months of 2010 related principally to exit activities in Brazil, the write-off of inventory and other costs as a result of damage caused by floods in our Guatemala banana farms and earthquake in Chile.

(2) Asset impairment and other charges for the second quarter of 2011 related principally to asset impairments in our Costa Rica and Guatemala melon farms as a result of the melon program rationalization and legal costs in Hawaii. Asset impairment and other charges for the first six months of 2011 related principally to asset impairments in our Costa Rica and Guatemala melon farms as a result of the melon program rationalization, legal costs in Hawaii and contract termination costs and termination benefits as a result of our decision to abandon an isolated area of our banana operation in the Philippines due to crop disease. Asset impairment and other charges for the second quarter of 2010 related principally to exit activities in South Africa and Brazil and damage caused by floods in our Guatemala banana farms. Asset impairment and other charges for the first six months of 2010 related principally to exit activities in South Africa and Brazil, damage caused by floods in our Guatemala banana farms and earthquake in Chile.

(3) Management reviews adjusted net income, adjusted net income per share and adjusted gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	July 1, 2011					July 2, 2010
Segment Data:
	Net Sales		Gross Profit			Net Sales		Gross Profit

Banana	$466.0	45%	$40.7		40%	$452.1	45%	$30.4	(2)	37%
Other Fresh Produce (1)	476.6	46%	44.6	(3)	43%	458.1	46%	41.7	(3)	50%
Prepared Food	97.1	9%	17.6		17%	89.8	9%	10.9		13%
Total	$1,039.7	100%	$102.9		100%	$1,000.0	100%	$83.0		100%

	Six months ended
	July 1, 2011					July 2, 2010
Segment Data:
	Net Sales		Gross Profit			Net Sales		Gross Profit

Banana	$893.5	44%	$92.2		41%	$854.9	44%	$48.9	(2)	27%
Other Fresh Produce (1)	929.2	46%	99.7		44%	915.5	47%	108.3	(3)	60%
Prepared Food	191.0	10%	33.8		15%	172.7	9%	23.6		13%
Total	$2,013.7	100%	$225.7		100%	$1,943.1	100%	$180.8		100%

	Quarter ended					Six months ended
	July 1,		July 2,			July 1,		July 2,
Net Sales by Geographic Region:	2011		2010			2011		2010

North America	$514.0	50%	$475.9		48%	$1,030.7	51%	$974.9		50%
Europe	257.1	25%	262.3		26%	491.2	24%	505.5		26%
Asia	138.4	13%	132.5		13%	247.6	12%	225.5		12%
Middle East	115.5	11%	113.3		11%	210.1	11%	199.6		10%
Other	14.7	1%	16.0		2%	34.1	2%	37.6		2%
Total	$1,039.7	100%	$1,000.0		100%	$2,013.7	100%	$1,943.1		100%

(1) As a result of our decision to exit grain operations during 2010 and the elimination of third-party ocean freight services from Northern Europe to the Caribbean during 2009, we have combined the other products and services segment with the other fresh produce segment in 2011 due to the relative size of the remaining operations. Prior year amounts have been reclassified to conform to the 2011 presentation.

(2) Banana gross profit for the quarter and six months ended July 2, 2010 included charges of $2.9 million related to the write-off of inventory and other costs as a result of damage caused by floods in our Guatemala banana farms.

(3) Other fresh produce gross profit for the quarter and six months ended July 1, 2011 included charges of $0.8 million related to the write-off of inventory as a result of the melon program rationalization. Other fresh produce gross profit for the quarter ended July 2, 2010 included charges of $5.6 million principally related to the write-off of inventory as a result of exit activities in Brazil. Other fresh produce gross profit for the six months ended July 2, 2010 included charges of $6.6 million principally related to the write-off of inventory as a result of exit activities in Brazil and damage caused by the February earthquake in Chile.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)

	Six months ended
	July 1,	July 2,
	2011	2010
Operating activities:
Net income	$92.8	$58.1
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	36.8	39.7
Amortization of debt issuance costs	1.3	1.1
Asset impairment charges	8.7	23.4
Gain on sales of property, plant and equipment	(0.8)	(3.4)
Foreign currency translation adjustment	(3.4)	(8.8)
Other changes	10.7	0.9
Changes in operating assets and liabilities:
Receivables	(24.0)	(13.4)
Inventories	52.8	55.3
Prepaid expenses and other current assets	3.8	(6.4)
Accounts payable and accrued expenses	73.5	22.5
Other noncurrent assets and liabilities	(8.6)	(10.0)
Net cash provided by operating activities	243.6	159.0

Investing activities:
Capital expenditures	(42.4)	(28.8)
Proceeds from sales of property, plant and equipment	1.1	5.9
Return of investment by an unconsolidated company	-	4.2
Net cash used in investing activities	(41.3)	(18.7)

Financing activities:
Net payments on long-term debt	(208.3)	(107.0)
Contributions from (distributions to) noncontrolling interests	(3.1)	1.5
Proceeds from stock options exercised	20.9	0.2
Dividends paid	(5.9)	-
Repurchase of shares	-	(49.7)
Net cash used in financing activities	(196.4)	(155.0)

Effect of exchange rate changes on cash	0.1	6.7

Net increase (decrease) in cash and cash equivalents	6.0	(8.0)
Cash and cash equivalents, beginning	49.1	34.5
Cash and cash equivalents, ending	$55.1	$26.5

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	July 1,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$55.1	$49.1
Trade accounts receivable, net	350.4	313.8
Other accounts receivable, net	50.6	63.4
Inventories	358.7	410.4
Other current assets	42.1	44.6
Total current assets	856.9	881.3

Investment in and advances to unconsolidated companies	3.0	4.0
Property, plant and equipment, net	1,038.0	1,033.1
Goodwill	405.6	406.4
Other noncurrent assets	184.7	192.9
Total assets	$2,488.2	$2,517.7

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$389.6	$331.9
Current portion of long-term debt and capital lease obligations	6.1	5.3
Other current liabilities	43.3	30.3
Total current liabilities	439.0	367.5

Long-term debt and capital lease obligations	81.3	290.3
Other noncurrent liabilities	218.7	228.4
Total liabilities	739.0	886.2

Total Fresh Del Monte Produce Inc. shareholders' equity	1,723.0	1,607.2
Noncontrolling interests	26.2	24.3
Total shareholders' equity	1,749.2	1,631.5
Total liabilities and shareholders' equity	$2,488.2	$2,517.7

Selected Balance Sheet Data:
Working capital	$417.9	$513.8
Total debt	$87.4	$295.6

Second Quarter 2011 Business Segment Performance
(As reported in business segment data)

Bananas

Net sales increased 3% to $466.0 million, compared to the prior year second quarter, primarily the result of higher banana selling prices in the Company’s Asia, North America and Middle East regions. Volume was 4% lower. Worldwide pricing increased $1.02, or 7%, to $15.50 per unit, compared to the second quarter of 2010. The increase in pricing includes the impact of significantly lower banana selling prices in Europe during the month of June. Unit costs were 5% higher. Gross profit increased $7.4 million to $40.7 million in the second quarter of 2011, compared with $33.3 million in the second quarter of 2010, excluding other charges of $2.9 million in the second quarter of 2010. The increase in gross profit was primarily the result of higher selling prices, partially offset by significantly higher fuel costs.

Other Fresh Produce

Net sales for the quarter increased 4% to $476.6 million, compared to the second quarter of 2010. The increase in net sales was driven by price increases in the Company’s non-tropical and fresh-cut product lines, partially offset by continued rationalization in the Company’s melon program. Gross profit increased 7% to $44.6 million, compared with the prior-year period. Improved performance in the Company’s pineapple and fresh-cut product lines was offset by lower performance in the Company’s melon and tomato product lines and substantially higher fuel costs. Gross profit decreased $1.9 million to $45.4 million in the second quarter of 2011, compared with $47.3 million in the second quarter of 2010, excluding other charges of $0.8 million in the second quarter of 2011 and other charges of $5.6 million in the second quarter of 2010.

  Gold pineapple – Net sales increased 8% to $155.3 million. Volume increased 8%. Pricing and unit cost were in line with the prior year period.
  Melon – Net sales decreased 23% to $41.9 million. Volume decreased 22%. Pricing decreased 2%. Unit cost was comparable to the prior year period.
  Fresh-cut – Net sales increased 12% to $100.6 million. Volume increased 5%. Pricing increased 6%. Unit cost was 7% higher.
  Non-tropical – Net sales increased 22% to $113.9 million. Volume increased 6%. Pricing increased 15%. Unit cost was 16% higher.
  Tomato – Net sales increased 6% to $32.3 million. Volume increased 7%. Pricing was in line with the prior year period. Unit cost was 8% higher.

Prepared Food

Net sales increased 8% to $97.1 million for the quarter compared to the prior year period. The increase in net sales was principally due to higher sales in the Company’s pineapple and processed meat product lines. Gross profit increased $6.8 million to $17.6 million, compared with the second quarter of 2010.

Cash Flows

Net cash provided by operating activities for the first six months of 2011 was $243.6 million, compared with $159.0 million in the same period of 2010. The increase was principally due to higher net income and higher levels of accounts payable and accrued expenses.

Total Debt

Total debt decreased from $295.6 million at the end of 2010 to $87.4 million at the end of the second quarter of 2011.

Conference Call and Web Cast Data

Fresh Del Monte will host a conference call and simultaneous Web cast at 11:00 a.m. Eastern Time today to discuss the second quarter 2011 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending legal and environmental proceedings, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 along with other reports that the Company has on file with the Securities and Exchange Commission.

CONTACT:
Fresh Del Monte Produce Inc.
Christine Cannella, 305-520-8433
Assistant Vice President, Investor Relations
www.freshdelmonte.com